Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-291941) and S-8 (No. 333-264505, No. 333-268809 and No. 333-277849) of Ridgetech, Inc. of our report dated July 30, 2026, relating to the consolidated financial statements as of March 31, 2026 and 2025 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2026. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

July 30, 2026